Exhibit 99.1

SANUWAVE Health Announces Preliminary Revenue Results for the Third Quarter Ended September 30, 2023

SANUWAVE is pleased to announce preliminary revenues of $4.7 million to $4.9 million for the third quarter ended September 30, 2023

Results indicate 13-18% growth rate over Q3 2022

UltraMist revenues (systems and consumables) increased in excess of 25% year on year and by greater than 10% vs Q2 2023

EDEN PRAIRIE, MN, October 10, 2023 (GLOBE NEWSWIRE) -- via NewMediaWire -- SANUWAVE Health, Inc. (the "Company" or "SANUWAVE”) (OTCQB: SNWV), a leading provider of next-generation FDA-approved wound care products, today announced that revenues for the third quarter of 2023 (ending September 30) are expected to be in the range of $4.7 to $4.9 million.

“As the Company continues to make progress alleviating the production constraints discussed on the last earnings call, we are pleased to have been able to achieve ongoing revenue growth,” said Morgan Frank, Chairman and CEO. “Overall revenues in the quarter were positively impacted by significant growth in the core UltraMIST product lines which constituted greater than 90% of SANUWAVE’s overall revenues in the quarter.  The Company plans to release its full quarterly numbers for Q3 in mid-November, and we look forward to speaking with you then to give you a more complete update on our quarterly performance and our future plans.”

The preliminary revenue results described herein are based on management’s initial analysis of the third quarter ended September 30, 2023 and may be subject to adjustments based on the Company’s completion of its quarter-end financial close process.

About SANUWAVE

SANUWAVE Health is focused on the research, development, and commercialization of its patented, non-invasive and biological response-activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.

SANUWAVE’s end-to-end wound care portfolio of regenerative medicine products and product candidates help restore the body’s normal healing processes. SANUWAVE applies and researches its patented energy transfer technologies in wound healing, orthopedic/spine, aesthetic/cosmetic, and cardiac/endovascular conditions.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, the consummation of the transaction with SEP Acquisition Corp. and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Contact: investors@sanuwave.com